EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES
5 PERCENT STOCK DIVIDEND

COMPANY’S SECOND STOCK DIVIDEND FOLLOWS FOUR INCREASES IN QUARTERLY CASH
DIVIDEND SINCE SEPTEMBER 2003

DURANGO, Colorado (February 17, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced that its Board of Directors has approved the distribution of a 5 percent stock dividend that will be payable March 10, 2005 to shareholders of record at the close of business February 28, 2005.

“As an ongoing part of our philosophy of allowing our shareholders to participate directly in the success of our Company, we announced a quarterly cash dividend policy in May 2003 and paid our first stock dividend in May 2004,” commented Frank Crail, Chairman and Chief Executive Officer of the Company. “We have raised the quarterly cash dividend four times since September 2003, and I am pleased to announce that our Board has, for the second year in a row, approved a stock dividend in addition to our quarterly cash dividends.” The Company also declared a three-for-two stock split in February 2004 and a four-for-three stock split in March 2002.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of February 1, 2005, the Company and its franchisees operated 285 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554